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                                                                     EXHIBIT 2.3


                   AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT


                      THIS AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this "AMENDMENT") is made as of March 23, 2001, between E-CENTIVES, INC., with offices at 6901 Rockledge Drive, 7th Floor, Bethesda, Maryland 20817 (the "BUYER") and INKTOMI CORPORATION, with offices at 4100 East Third Avenue, Foster City, CA 94404 (the "SELLER," and together with the Buyer, the "PARTIES"). Capitalized terms not defined herein shall have the meaning assigned to such terms in the Asset Purchase Agreement (as defined below).


                                   WITNESSETH:

                      The Parties are parties to that certain Asset Purchase Agreement dated as of January 18, 2001, as amended by Amendment No. 1 to Asset Purchase Agreement dated as of March 16, 2001 (as it may be amended or otherwise modified from time to time, the "ASSET PURCHASE AGREEMENT"), pursuant to which the Parties have agreed to certain conditions and restrictions relating to a transaction in which the Buyer will purchase all of the assets (and assume certain of the liabilities) of the Commerce Product Business unit of the Seller in return for shares of common stock of the Buyer.

                      The Parties agree as follows:

                      Extension of Termination Date. Sections 9(a)(ii) and (iii) of the Asset Purchase Agreement governing termination are hereby deleted in their entirety and are amended to read in their entirety as follows:

                 (vi) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) if any of the conditions set forth in Section 7(a) of this Agreement shall have become incapable of fulfillment and shall not have been waived by the Seller, or (B) if the Closing shall not have occurred on or before March 28, 2001, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or

                 (vii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) if any of the conditions set forth in Section 7(b) of this Agreement shall have become incapable of fulfillment and shall not have been waived by the Seller, or (B) if the Closing shall not have occurred on or before March 28, 2001, by reason of the failure of any condition precedent under Section 7(b) hereof, unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement.

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EFFECT OF THE AMENDMENT.

               All references to the Asset Purchase Agreement or any related document shall mean the Asset Purchase Agreement as amended by this Amendment. Except as specifically amended above, the Asset Purchase Agreement shall remain in full force and effect in the original form agreed by the Parties, and is hereby ratified and confirmed.

DESCRIPTIVE HEADINGS.


               The descriptive headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

GOVERNING LAW.


               This Amendment shall be governed by and construed and enforced in accordance with the domestic laws of the State of California.

COUNTERPARTS.


               This Amendment may be executed and delivered in counterparts, each of which shall constitute an original, and all of which together shall constitute one Amendment. A facsimile, telecopy or other reproduction of this Amendment may be executed by either Party, and an executed copy of this Amendment may be delivered by either Party by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.







                     [THIS SPACE INTENTIONALLY LEFT BLANK]

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                           Counterpart Signature Page
                   AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT


        The parties have caused this Amendment No. 2 to Asset Purchase Agreement to be executed by their duly authorized officers as of the day and year first written above.




                                        INKTOMI CORPORATION


                                        By:  /s/ Jerry Kennelly
                                           -------------------------------------
                                        Jerry Kennelly
                                        Executive Vice President and
                                        Chief Financial Officer




                                        E-CENTIVES, INC.


                                        By:  /s/ Kamran Amjadi
                                           -------------------------------------
                                        Kamran Amjadi
                                        Chairman and Chief Executive Officer

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